Exhibit 5.1
Asia Pacific Wire & Cable Corporation Limited
Canon’s Court
22 Victoria Street
Hamilton HM EX
Bermuda
e-mail:
dmolyneux@applebyglobal.com
direct dial:
Tel+1 441 298 3543
Fax +1 441 292 8666
your ref:
appleby ref:
DM/ryt/100542.107

Dear Sirs	25 June 2010
Asia Pacific Wire & Cable Corporation Limited (the “Company”)
This opinion as to Bermuda law is addressed to you in connection with the filing by the Company with the U.S. Securities and Exchange Commission of a Post Effective Amendment No. 5 to a Registration Statement on Form F-1 (No 333-153796) (the “Registration Statement”) which includes a prospectus prepared by the Company (the “Prospectus”), with respect to the registration of 2,766,154 common shares, US$0.01 par value per share (the “Selling Shareholder Shares”), beneficially held by SOF Investments, L.P., a Delaware limited partnership and Pacific Electric Wire & Cable & Co., Ltd., a Taiwanese company (the “Selling Shareholders”) to be sold from time to time in compliance with the Securities Act of 1933, as amended, of the United States of America (the “Securities Act”).
For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the “Documents”) together with such other documentation as we have considered requisite to this opinion.
Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the Registration Statement.
Assumptions
In stating our opinion we have assumed:

Asia Pacific Wire & Cable Corporation Limited
25 June 2010
(a)	the authenticity, accuracy and completeness of all Documents (including, without limitation, public records) and other documentation examined by us or submitted to us as originals, and the conformity to authentic original documents of all Documents and other such documentation submitted to us as certified, conformed, notarised, faxed, photostatic or electronic copies;

(b)	that each of the Documents and other such documentation which was received by fax or electronic means is complete, intact and in conformity with the transmission as sent;

(c)	the genuineness of all signatures on the Documents;

(d)	the authority, capacity and power of each of the persons signing the Documents (other than the directors, officers and duly authorised agents of the Company in respect of the Registration Statement);

(e)	that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

(f)	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the registration under the Securities Act or other applicable law of the Selling Shareholder Shares or the resale thereof by the Selling Shareholders, or which would have any implication in relation to the opinions expressed herein, and that, in so far as any obligation under, or action to be taken under, the Registration Statement is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(g)	that the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Company Search been materially altered;

(h)	that the records which were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is

Asia Pacific Wire & Cable Corporation Limited
25 June 2010
material for the purposes of this opinion and such information has not since the date of the Litigation Search been materially altered;

(i)	that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the Board of Directors of the Company in a meeting which was duly convened and at which a duly constituted quorum was present and voting throughout and that there is no matter (other than the applicable provisions of Bermuda law) affecting the authority of the Directors to cause the Company to register the Selling Shareholder Shares, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein; and

(j)	that, when executed and delivered, the Registration Statement will be in a form which does not differ in any material respect from the draft which we have examined for the purposes of this opinion.
Opinion
Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:
(1)	The Company is an exempted company incorporated with limited liability and existing under the laws of Bermuda. The Company possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda.

(2)	All necessary action required to be taken by the Company pursuant to Bermuda law in connection with the original issuance by the Company of the Selling Shareholder Shares has been taken by or on behalf of the Company and subject to paragraph (5), all the necessary authorisations and approvals of governmental authorities in Bermuda have been duly obtained for the issue by the Company of the Selling Shareholder Shares.

(3)	The authorised share capital of the Company at the date of this opinion consists of US$500,000 divided into 50,000,000 shares of par value $0.01 each. The Selling Shareholder Shares are validly issued, fully paid and non-assessable common shares in the capital of the Company.

Asia Pacific Wire & Cable Corporation Limited
25 June 2010
(4)	The statements made in the Prospectus under the sections “Description of Shareholder Rights Attaching to Our Common Selling Shareholder Shares”, “Enforceability of Certain Civil Liabilities” and “Bermuda Taxation”, to the extent that they summarize or are statements of the Constitutional Documents or Bermuda law and legal conclusions thereunder, have been reviewed by us and fairly present the information disclosed therein in all material respects.

(5)	Subject as otherwise provided in this opinion, and except as provided in this paragraph, no consent, licence or authorisation of, filing with, or other act by or in respect of, any governmental authority or court of Bermuda is required to be obtained by the Company in connection with the registration under the Securities Act or resale by the Selling Shareholder of the Selling Shareholder Shares, except that:-
(i)	the Bermuda Monetary Authority is required to be notified promptly of all instances in which the Company becomes aware that a new shareholder has obtained 5% or more of the Company’s shares;

(ii)	notification was sent to the Bermuda Monetary Authority in accordance with the conditions stipulated in its letter dated 24 March 2009; and

(iii)	the Prospectus will be duly filed with the Registrar of Companies pursuant to the requirements of Part III of the Companies Act 1981 (Bermuda), as amended.
(6)	The registration, transfer or resale of the Selling Shareholder Shares do not and will not violate, conflict with or constitute a default under (i) any requirement of any law or any regulation of Bermuda or (ii) the Constitutional Documents.
Reservations
We have the following reservations:
(a)	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

Asia Pacific Wire & Cable Corporation Limited
25 June 2010
(b)	Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

(c)	We express no opinion as to the validity, binding effect or enforceability of any provision incorporated into the Registration Statement by reference to a law other than that of Bermuda, or as to the availability in Bermuda of remedies which are available in other jurisdictions.

(d)	Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:
(i)	details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

(ii)	details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;

(iii)	whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

(iv)	whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

Asia Pacific Wire & Cable Corporation Limited
25 June 2010
(v)	whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Companies Act 1981 (Bermuda) as amended.
(e)	In order to issue this opinion we have carried out the Company Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date of such search.

(f)	In order to issue this opinion we have carried out the Litigation Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date of such search.

(g)	In paragraph (1) above, the term “good standing” means that the Company has received a Certificate of Compliance from the Registrar of Companies which confirms that it neither failed to make any filing with any Bermuda governmental authority nor to pay any Bermuda government fee or tax, which might make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda.

(h)	With respect to certain factual opinions made herein, we have relied upon statements and representations made to us in the Certificate provided to us by an authorised officer of the Company for the purposes of this opinion and we have not verified such matters independently and we qualify such opinion to the extent that such statements or representations made in the Certificate are not accurate in any respect.

(i)	Any reference in this opinion to Selling Shareholder Shares being “non-assessable” shall mean, in relation to fully-paid Selling Shareholder Shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of Selling Shareholder Shares, that no shareholder shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their Selling Shareholder Shares, to satisfy claims of creditors of the Company, or otherwise; and no shareholder shall be bound by an alteration of the Memorandum of Association or Bye-Laws of the Company after the date on which he or she became a shareholder, if and so far as the alteration requires him or her to take, or subscribe for additional Selling Shareholder Shares, or in any way increases his

Asia Pacific Wire & Cable Corporation Limited
25 June 2010
or her liability to contribute to the share capital of, or otherwise to pay money to, the Company.
Disclosure
This opinion is addressed to the Company in connection with the registration of Selling Shareholder Shares with the Securities and Exchange Commission and is not to be made available to, nor relied upon by any other person or entity or for any other purpose, without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement of the Company and to the references to our firm in the Registration Statement.
As Bermuda attorneys, however, we are not qualified to opine on matters of law of any jurisdiction other than Bermuda, accordingly we do not admit to being an expert within the meaning of the Securities Act.
Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.
This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.
Yours faithfully
Appleby

Asia Pacific Wire & Cable Corporation Limited
25 June 2010
SCHEDULE
1.	The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, and on the file of the Company maintained at the registered office of the Company, as revealed by a search conducted on 15 June 2010 (the “Company Search”).

2.	The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted on 15 June 2010 (the “Litigation Search”).

3.	Certified copies of the Certificate of Incorporation, Certificates of Deposit of Memorandum of Increase of Share Capital, Memorandum of Association and the Amended and Restated Bye-Laws adopted 8 September 2008 for the Company (collectively referred to as the “Constitutional Documents”).

4.	Copy of the Minutes of the Meeting of the Board of Directors of the Company held on 7 November 1996 (the “1996 Resolutions”), copy of the Minutes of the Meeting of the Board of Directors of the Company held on 22 March 2002 (the “2002 Resolutions”), copy of the Minutes of the Meeting of the Board of Directors of the Company held on 16 September 2008 (the “2008 Resolutions”), and copy of the Minutes of the Annual General Meeting of the Company held on 8 September 2008 (the “2008 Shareholder Resolutions”, which together with the 1996 Resolutions, the 2002 Resolutions and the 2008 Resolutions are collectively referred to as the “Resolutions”).

5.	A certified copy of the “Foreign Exchange Letter”, dated 18 September 1996 and letter of permission dated 18 February 2003 issued by the Bermuda Monetary Authority, Hamilton Bermuda in relation to the Company.

6.	A Certificate of Compliance, dated 15 June 2010 issued by the Registrar of Companies in respect of the Company.

7.	A certified copy of the Register of Directors and Officers in respect of the Company as of 15 June 2010.

Asia Pacific Wire & Cable Corporation Limited
25 June 2010
8.	A certified copy of the Register of Members in respect of the Company as of 15 June 2010.

9.	Officer’s Certificate dated 22 June 2010 and signed by Desirae Jones on behalf of Appleby Services (Bermuda) Ltd., Assistant Secretary of the Company.

10.	Draft Registration Statement with respect to the Selling Shareholders’ Shares.